UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):            November 28, 2005

Delphax Technologies Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-10691	41-1392000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12500 Whitewater Drive,
Minnetonka, Minnesota		55343-9420

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 952-939-9000

Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On November 28, 2005, Delphax Technologies Inc. (the Company), entered into a ten-year lease agreement (the Agreement), commencing April 1, 2006, with Nesbitt Associates (the Landlord) for approximately 45,000 square feet of office and warehouse space. The corporate headquarters of the Company will relocate to 6110 110th Street, Bloomington, MN 55438-2664, from it present location in Minnetonka, Minnesota.
     Rent under the Agreement is zero for the first six months and $26,236.58 per month for the last six months of the first year, increasing to $39,354.87 per month for the tenth year. In addition, the Company is obligated to pay as additional rent the related operating expenses of the Landlord. Under the terms of the Agreement, the Company has the one-time right to terminate the lease after the ninety-sixth month, subject to six months notice and a cancellation fee. The Company also has the option to extend the lease for up to two additional periods of three years per period with 180 days advance notice before the commencement of each additional three-year period.
     There is no material relationship between the Company and the Landlord, other than in connection with the lease.
     The foregoing brief summary of the Agreement is not intended to be complete and is qualified in its entirely by reference to the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits. The following document is filed as an exhibit to this Report.
           10.1 Standard Commercial Lease between Nesbitt Associates and Delphax Technologies Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delphax Technologies Inc.
December 2, 2005	By:	/s/ Jeffrey S. Mathiesen
		Name:	Jeffrey S. Mathiesen
		Title:	Vice President and Chief Financial Officer